EXHIBIT 11

                    CATALINA LIGHTING, INC. AND SUBSIDIARIES
                                   EXHIBIT 11
              SCHEDULE OF COMPUTATION OF DILUTED EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        THREE MONTHS ENDED       SIX MONTHS ENDED
                                                             MARCH 31,               MARCH 31,
                                                        ------------------      ------------------
                                                         1999        1998        1999        1998
                                                        ------      ------      ------      ------
Net income                                              $1,159      $  536      $1,662      $  155

Interest on convertible subordinated notes, net of
  income taxes                                             103          --         206          --
                                                        ------      ------      ------      ------
Net income for diluted earnings per common
  share                                                 $1,262      $  536      $1,868      $  155
                                                        ======      ======      ======      ======


Weighted average number of common shares
  outstanding during the period                          7,080       7,109       7,127       7,107

Common equivalent shares determined
using the "Treasury Stock" method
representing shares issuable upon exercise
of stock options and warrants                              343         312         189         493

Shares issuable upon conversion of convertible
  subordinated notes                                     1,138          --       1,138          --
                                                        ------      ------      ------      ------

Weighted average number of shares used in
  calculation of diluted earnings per share              8,561       7,421       8,454       7,600
                                                        ======      ======      ======      ======

Diluted earnings per common share                       $ 0.15      $ 0.07      $ 0.22      $ 0.02
                                                        ======      ======      ======      ======






NOTE

Subordinated notes convertible into 1,040,000 common shares in 1998 were not included because their effect was anti-dilutive.